INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Kingstone Companies, Inc. on Form S-1 (No. 333-191731) of our report dated April 1, 2013 with respect to our audit of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2012 and for the year ended December 31, 2012 appearing in the Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2012.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, NY
December 2, 2013